For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour announces
2005 first quarter results

Houston, TX – May 5, 2005 — Endeavour International Corporation (AMEX:END) today reported a 2005 first quarter loss of $2.7 million or $0.04 per diluted share as compared to a loss of $12.6 million or $0.26 per diluted share in 2004. A pre-tax charge of $10.8 million for consideration given in excess of fair value of identifiable assets acquired was included in the first quarter of 2004. Revenues for first quarter 2005 were $7.7 million as compared to basically no revenues during the same period in 2004. The increase was the result of the first full quarter of production from the purchase of OER oil AS in late 2004. Production for the quarter was 169,000 barrels of oil equivalent (BOE), reflecting an average price of $45.66 per BOE.

“We continue to put in place the financial capability and organization required to implement our balanced strategy of exploration and business development in the North Sea,” said William L. Transier, co-chief executive officer. “With Norwegian production and strong commodity prices, we are in a position to use our existing cash funds toward growth activities.”

“Technical work has been underway for our first exploratory drilling in the UK sector of the North Sea that should commence this summer,” said John N. Seitz, co-chief executive officer. “We also continue to focus on expanding our prospect portfolio.”

Highlights since the first of the year include:

•	The completion of a senior notes offering for $81 million – Funds from the private placement to qualified institutional buyers will be used to fund exploration and development activities, working capital and other general corporate purposes.

•	The acquisition of minority interests in Norwegian company – Endeavour now holds interests in two producing offshore fields and ten production licenses in Norway.

•	The launch of a $30 million capital expenditure program – More than half of the funds will be spent in the United Kingdom where the company expects to drill four exploratory wells during 2005. The company will also drill up to nine wells on its Norwegian interests in a development effort designed to optimize production and extend the life of the assets.

•	The initiation of an exploratory program in The Netherlands – Endeavour entered into a license to obtain 15,000 square kilometers of 3-D seismic in the Dutch sector of the North Sea, adding to its existing 79,000 square kilometers of seismic data in the United Kingdom and Norway.

•	The sale of partnership interest in Thailand – In April, the company sold its partnership interest in a partnership with an indirect interest in a project in Thailand for $19.5 million. This cash and another $8 million of allocated capital for Thailand activity will be redeployed into the North Sea.

•	The commitment for an offshore rig to drill in the UK sector of the North Sea – Endeavour entered into an agreement in April that secured the use of a semi-submersible drilling rig that will be utilized to drill two exploratory wells on a turnkey basis during 2005.

Earnings Conference Call Tomorrow, Friday, May 6 at 9:00 A.M. CDST (10:00 A.M. EDST)

Endeavour will host an analyst conference call tomorrow, Friday, May 6 at 9:00 a.m. Central Daylight Saving Time (10:00 a.m. Eastern Daylight Saving Time) to discuss 2005 first quarter earnings. To participate and ask questions during the conference call, dial toll free 1-800-946-0719 (U.S.) or 719-457-0820 (international), pass code: 4220444. To listen only to the live audio web cast via the Internet access Endeavour’s Internet home page at www.endeavourcorp.com.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Three Months Ended March 31,

	2005	2004

Revenues	$7,703	$8
Cost of Operations:
Operating expenses	2,416	1
Depreciation, depletion and amortization	2,218	132
Equity loss from entities with oil and gas properties	79	57
General and administrative	4,152	2,533

Total Expenses	8,865	2,723

Loss From Operations	(1,162)	(2,715)

Other (Income) Expense:
Consideration given in excess of fair value of identifiable assets acquired	—	10,779
Interest expense	783	253
Other (income) expense	(740)	(1,126)

Total Other (Income) Expense	43	9,906

Loss Before Minority Interest	(1,205)	(12,621)
Minority Interest	(470)	4

Loss Before Income Taxes	(1,675)	(12,617)
Income Tax Expense	978	—

Net Loss	(2,653)	(12,617)
Preferred Stock Dividends	39	307

Net Loss to Common Stockholders	$(2,692)	$(12,924)

Net Loss Per Common Share – Basic and Diluted	$(0.04)	$(0.26)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	73,402	49,076

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	March 31, 2005	December 31, 2004

Assets
Current Assets:
Cash and cash equivalents	$81,012	$8,975
Accounts receivable	2,968	4,286
Prepaid expenses and other current assets	5,375	3,814

Total Current Assets	89,355	17,075
Equity Interests in Entities with Oil and Gas Properties	3,839	3,688
Property and Equipment, Net	50,172	50,228
Goodwill	27,811	20,119
Other Assets	16,119	10,627

Total Assets	$187,296	$101,737

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,294	$2,909
Current portion of long-term debt	4,094	2,138
Accrued expenses and other	9,745	7,329

Total Current Liabilities	17,133	12,376
Long-Term Debt	81,250	2,150
Deferred Taxes	14,338	18,012
Other Liabilities	10,705	8,979

Total Liabilities	123,426	41,517
Minority Interest	138	3,248
Stockholders’ Equity	63,732	56,972

Total Liabilities and Stockholders’ Equity	$187,296	$101,737

Endeavour International Corporation
Comparative Condensed Statements of Cash Flows
(Amounts in Thousands)

	Three Months Ended March 31,

	2005	2004

Cash Flows from Operating Activities:
Net loss	$(2,653)	$(12,617)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	2,218	132
Consideration given in excess of fair value of identifiable assets acquired	—	10,779
Amortization of non-cash compensation	1,964	1,082
Fair market value adjustment of stock options	(489)	1,106
Gain on sale of assets	—	(1,250)
Other	438	514
(Increase) Decrease in working capital	1,993	(333)

Net Cash Provided by (Used in) Operating Activities	3,471	(587)
Cash Flows From Investing Activities:
Capital expenditures	(4,656)	(1,129)
Acquisitions, net of cash acquired	(1,437)	(66)
Other investing	(2,234)	449

Net Cash Used in Investing Activities	(8,327)	(746)
Cash Flows From Financing Activities:
Proceeds (repayments) from borrowings	81,250	(1,751)
Purchase and retirement of common and preferred stock	—	(5,031)
Financing costs paid	(3,608)	—
Proceeds from common and preferred stock issued and issuable	—	46,399
Other financing	437	—

Net Cash Provided by Financing Activities	78,079	39,617
Net Increase in Cash and Cash Equivalents	73,223	38,284
Effect of Foreign Currency Changes on Cash	(1,186)	—
Cash and Cash Equivalents, Beginning of Period	8,975	57

Cash and Cash Equivalents, End of Period	$81,012	$38,341